AMERICAN RIVER BANK
7/96

                         INCENTIVE COMPENSATION PLAN FOR
                              EXECUTIVE MANAGEMENT

PURPOSE

American River Bank ("Bank") is desirous of establishing an incentive compensation plan to reward executive management for productivity and high performance. The program is also a tool to assure that the bank will meet ROE and ROA goals for the subject year and for future years.

WHO IS ELIGIBLE?

The program is available to two members of Executive Management. The composition of the Executive Management grouping shall be determined by the Executive Committee of the Board of Directors, with ratification by the entire Board of Directors. At this present date, the Executive Management group consists of William L. Young, President & C.E.O. of American River Bank and David T. Taber, President & C.E.O. of American River Holdings.

HOW DOES THE PLAN WORK?

The program is an incentive compensation program that shares rewards between shareholders and plan participants. Plan participants would not be rewarded with additional compensation unless the bank achieves a minimum level of performance. Under the program, no incentive compensation would be provided until the Bank achieved twelve percent (12%) net shareholder return on beginning equity for each year the program is in effect. The amounts shall be adjusted as net shareholders' return increases. For net shareholder return in excess of twelve percent (12%) of beginning equity, such excess would be divided as follows:

          Net Shareholder Return                        12% to 14%
                   Shareholders                         80.50%
                   Executive Management                 19.50%

          Net Shareholder Return                        14% to 16%
                   Shareholders                         77.25%
                   Executive Management                 22.75%

          Net Shareholders Return                       16% plus
                   Shareholders                         74.00%
                   Executive Management                 26.00%


For purposes of calculating additional compensation, the following definitions apply:

         BEGINNING EQUITY - shareholders equity from audited financial statements as of December 31st of the year prior to the performance year in question, adjusted for unrealized gain or loss on securities.

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AMERICAN RIVER BANK
ICP - 7/96

         EQUITY RETURN - determined by adding net addition to beginning equity, plus cash dividends, minus additional capital stock sold or converted. Joint venture income or loss will not be included in calculation of pre-incentive income. Income will be imputed on average funds invested in a project at a rate equal to the overall yield of earning assets for the period.

The calculation of additional compensation will be based upon audited financial statements as performed by the certified public accountants for the Bank.

ADDITIONAL CRITERIA

In addition to the Bank achieving net shareholder return of 12% on beginning equity for the incentive compensation program to become effective, the following additional criteria must be met for any additional compensation to be paid to plan participants:

         LOAN QUALITY - Loan quality for the Bank must remain satisfactory, with loan delinquency on an average basis for the entire year to be less than 2.5% of average gross loans.

         LOAN LOSSES - Loan losses for the Bank for the subject year shall not exceed 0.80% of beginning loans for that year.

         NET INCOME - Net income before loan loss reserves and taxes as a percentage of average assets shall be in excess of 1.50%

         REGULATORY EXAMINATIONS - The Bank shall receive a CAMEL rating from the Federal Deposit Insurance Corporation of a "1" or "2" for the condition of the entire Bank and the same, or better, rating from the State Banking Department.

PAYOUT

To assure the continued performance of the Bank, a portion of the payout shall be deferred. The payment of the additional compensation to plan participants is as follows:

         o 60% payment within five days of receipt of audited financial statements.

         o 40% payment within five days of receipt of audited financial statements for the following year.

The Bank shall accrue for the additional compensation on a monthly basis.

PAYOUT CONDITIONS

The payout for the deferred portions in the second year is subject to the following conditions:

         o Attainment of twelve percent (12%) net shareholder return on beginning equity for the second year.


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AMERICAN RIVER BANK
ICP - 7/96


         o Maintenance of the additional criteria standards previously specified for each of the subsequent years.

Failure to achieve these criteria will return the deferred portions of the additional compensation to the Bank.

The payout of the deferred portion to individual plan participants in the Executive Management grouping is conditioned upon the continued employment with the Bank. If an individual plan participant in the Executive Management grouping is terminated for cause or resigns voluntarily from the Bank, such individual plan participant shall lose all interest in the deferred portion of the additional compensation.

If such individual plan participant in the Executive Management grouping is terminated without cause, such individual shall be entitled to the deferred portion of the additional compensation subject to attainment of the additional criteria and payout conditions previously described.

However, in the event of the sale of the Bank, or a merger where the Bank is not the surviving entity, the deferred portions shall be paid immediately upon the occurrence of such an event.

PARTICIPANTS' DISTRIBUTION

The distribution of the additional compensation within the Executive Management grouping is subject to review by the Board of Directors of the Bank. This distribution will be broken down as follows:

                                                      PERCENTAGE

              William L. Young                            50%
              David T. Taber                              50%

              Total                                      100%


This Incentive Compensation Plan has been approved by The Board of Directors at their regular Board Meeting on July 17, 1996.

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